UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.	V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on December 6, 2006.

GLOBAL INVESTMENT UPDATE: China Career Builder Corp. Announces Completion of Reverse Merger

Vancouver, December 6, 2006 - Global Developments, Inc. (GBDP.PK), a publicly traded venture capital company, is pleased to provide the following update with respect to China Career Builder Corp., a human resources services company headquartered in Hong Kong, in which Global holds an equity stake.

China Career Builder Corp. (Other OTC:CCBX.PK) announced today that it has completed its reverse merger with Crescott Inc., a publicly traded company incorporated in the state of Delaware, and trading on the over-the-counter Pink Sheets. As a result of the reverse merger, the company changed its name from Crescott Inc. to China Career Builder Corp. and was issued a new trading symbol.

The National Association of Security Dealers (NASD), the regulatory organization responsible for the operation and regulation of the NASDAQ and OTC stock markets, published on November 16, 2006, the name change to China Career Builder Corp. and that it had issued CCBX as its trading symbol.

About China Career Builder Corp.

China Career Builder Corp. is a human resource services company, focused on various industries in Hong Kong and Mainland China. The company provides recruitment services focusing on the professional, management, clerical, administrative, and industrial market in Greater China. Its services include screening, recruiting, training, workforce deployment, loss prevention and safety training, pre-employment testing and assessment, background searches, compensation program design, customized personnel management reports, job profiling, description, application, turnover tracking and analysis, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, and management development skills workshops. The company markets its recruitment services through a combination of direct sales, telemarketing, trade shows, and advertising.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: December 6, 2006	By:	/s/ John D. Briner
John D. Briner
President